EXHIBIT 23.2

CONSENT OF MOORE STEPHENS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement of Global Pharmatech Inc. on Form SB-2 of our Auditors’ Report, dated February 4, 2005, on the consolidated balance sheet of Natural Pharmatech Inc. and subsidiaries as at December 31, 2004, and the related consolidated statements of operations, stockholders’ deficit, and cash flows, for each of the two years in the period then ended.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ MOORE STEPHENS, P.C Moore Stephens, P.C. Certified Public Accountants

New York, New York
January 13, 2006